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                                                                     EXHIBIT 3.2


                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                   SOUTHWEST SHOPPING CENTERS CO. II, L.L.C.,

                      A DELAWARE LIMITED LIABILITY COMPANY

                             DATED AS OF MAY 7, 2002


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SECTION 1.        Formation of Limited Liability Company ..................... 1
SECTION 2.        Name ....................................................... 1
SECTION 3.        Definitions ................................................ 1
SECTION 4.        Business of the Company .................................... 3
                  (a) Purpose ................................................ 3
                  (b) Separateness Covenants ................................. 3
SECTION 5.        Term ....................................................... 3
SECTION 6.        Principal Place of Business ................................ 3
SECTION 7.        Registered Agent; Registered Office ........................ 4
SECTION 8.        Capital Contributions; No Withdrawal or Resignation ........ 4
                  (a) Initial Capital Contributions .......................... 4
                  (b) Additional Contributions; Interest ..................... 4
SECTION 9.        Distributions .............................................. 4
SECTION 10.       Allocations of Income and Losses ........................... 4
                  (a) Determination .......................................... 4
                  (b) Allocation ............................................. 4
                  (c) Change in Membership Interests ......................... 4
                  (d) Allocations of Nonrecourse Liabilities and Minimum
                      Gain Chargeback ........................................ 5
                  (e) State and Local Taxes .................................. 5
SECTION 11.       Withholding ................................................ 5
SECTION 12.       Books Records and Accounting ............................... 5
                  (a) Books and Records ...................................... 5
                  (b) Fiscal Year Accounting ................................. 5
                  (c) Access ................................................. 5
SECTION 13.       Company Funds .............................................. 5
SECTION 14.       Management ................................................. 5
                  (a) Manager Powers ......................................... 5
                  (b) Election ............................................... 6
                  (c) Removal ................................................ 6
                  (d) Limitation on Powers ................................... 7
                  (e) Reimbursement .......................................... 7
SECTION 15.       Meetings ................................................... 7
                  (a) Meetings of Members .................................... 7

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                  (b) Consent of Members ....................................  7
SECTION 16.       Voting ....................................................  7
                  (a) Members ...............................................  7
                  (b) Voting ................................................  7
                  (c) Actions Requiring Member Approval .....................  7
SECTION 17.       Limitation of Liability and Indemnification ...............  8
                  (a) Limitation of liability ...............................  8
                  (b) Indemnification by the Company ........................  8
                  (c) Expenses ..............................................  9
                  (d) Not Exclusive .........................................  9
                  (e) Insurance .............................................  9
SECTION 18.       Dissolution ............................................... 10
SECTION 19.       Winding Up and Distribution of Assets ..................... 10
                  (a) Winding Up ............................................ 10
                  (b) Distribution of Assets ................................ 10
SECTION 20.       Conflict of Interest ...................................... 11
SECTION 21.       Taxation .................................................. 11
                  (a) Status of the Company ................................. 11
                  (b) Tax Elections ......................................... 11
                  (c) Company Tax Returns ................................... 11
                  (d) Tax Audits ............................................ 11
SECTION 22.       Miscellaneous ............................................. 12
                  (a) Governing Law ......................................... 12
                  (b) Binding Effect ........................................ 12
                  (c) Pronouns and Number ................................... 12
                  (d) Captions .............................................. 13
                  (e) Enforceability ........................................ 13
                  (f) Counterparts .......................................... 13
                  (g) Notices ............................................... 13
                  (h) Entire Agreement; Amendment ........................... 13
                  (i) Further Assurances .................................... 13
                  (j) Third Parties ......................................... 13
                  (k) Facsimile Signatures .................................. 13
                  (l) Reliance on Books, Reports and Records ................ 13
                  (m) Time Periods .......................................... 14
                  (n) Waiver ................................................ 14



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                           SECOND AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                    SOUTHWEST SHOPPING CENTERS co. II, L.L.C.

         This Second Amended and Restated Limited Liability Company Agreement is made and entered into as of the 7th day of May, 2002 by First Union Real Estate Equity and Mortgage Investments, an Ohio Business Trust ("FUR") and Southwest Shopping Centers Co. II, L.L.C., a Delaware limited liability company (the "Company") and amends and restates in its entirety that certain Amended and Restated Limited Liability Company Agreement dated September 27, 1996, which is of no further force or effect.

         SECTION 1. Formation of Limited Liability Company. The Company was formed pursuant to the Act by the filing of a Certificate of Formation with the Secretary on September 19, 1996. The rights and duties of the Members shall be as provided in the Act, except as modified by this Agreement. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Members executing this Agreement hereby agree to the terms and conditions of this Agreement.

         SECTION 2. Name. The business of the Company shall be conducted under the name "Southwest Shopping Centers Co. II, L.L.C."

         SECTION 3. Definitions.

         For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Act" means the Delaware Limited Liability Company Act. Delaware Code Title 6, Sections 18. 101 et seq., as amended from time to time.

         "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such first Person owns, directly or indirectly, more than 50% of the voting stock of the second Person or has the power, directly or indirectly, to elect or remove a majority of the members of the Board of Directors, trustees or comparable governing body of such second Person.

         "Agreement" means this Second Amended and Restated Limited Liability Company Agreement, as amended, modified or supplemented from time to time.

         "Capital Contribution" means the total amount of cash or other property contributed to the Company by a Member. Contributed property shall be valued at fair market value, net of any liabilities assumed or to which the contributed property is subject.

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         "Code" means the United States Internal Revenue Code of 1986, as amended, modified or rescinded from time to time, or any similar provision of succeeding law.

         "FUR" means First Union Real Estate Equity and Mortgage Investments, an Ohio business trust, and its successors.

         "IRS" means the United States Internal Revenue Service or any successor entity.

         "Majority Interest" means more than 50% of Membership Interests.

         "Manager" means any Person elected by the Members to manage the Company, in accordance with Section 14.

         "Member" means any Person with a Membership Interest in the Company as set forth on Schedule I to this Agreement.

         "Membership Interest" means the interest of a Person in the Company (including, but not limited to, all rights, obligations, capital contributions. benefits and other attributes of such interest as provided in this Agreement) determined in accordance with such Person's percentage interest in the Company as set forth opposite such Person's name on Schedule I attached hereto as it may be amended, modified or supplemented from time to time.

         "Net Cash Flow" means for any period the amount equal to:

          (i) the sum of (A) gross receipts from business operations, all investment income and investment gain of the Company and all other cash received by the Company and (B) any amounts released from Reserves;

         decreased by
         ---------

          (ii) the sum of (A) disbursements of the Company for operating expenses, expenditures for capital investments and reinvestments, principal payments on indebtedness, interest and other expenses, including any repayment of indebtedness required or elected to be made in connection with any refinancing, sale or other event, and (B) any increase in Reserves.

         "Person" means any individual, corporation, partnership, association, limited liability company, trust, estate or other enterprise or entity.

         "Properties" means the Park Plaza Mall, Little Rock, Arkansas.

         "Reserves" means the reasonable reserves established and maintained from time to time in amounts reasonably determined in the annual management plan and budget or in amounts approved by a Majority Interest to be adequate and sufficient for current and future operating and working capital and to pay for structural capital expenditures, tenants' alterations and leasing commissions or other costs and expenses incident to the Company's business.

         "Secretary" means the Secretary of State of Delaware.

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         "Treasury Regulations" means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

         SECTION 4. Business of the Company

         (a) Purpose. The purpose of the Company is to conduct business of any nature that may be lawfully conducted by a limited liability company under the Act, including, without limitation, to own, manage, operate, finance (whether secured or unsecured), hold, lease, pledge, develop and realize upon the Properties and any related real property or tangible or intangible personal property (including any interests in Persons that own the Properties), and in connection therewith the Company shall have the right to dispose of and exchange any Property or interest therein or other asset of the Company, and to carry on any actions necessary, convenient or incidental to the conduct promotion or attainment of the aforementioned purpose.

         (b) Separateness Covenants. The Company shall at all times:

          (i) maintain books and records separate from any other Person at its principal office which show a true and accurate record in United States dollars of all business transactions arising out of and in connection with the conduct of the Company and the operation of its business in sufficient detail to allow preparation of tax returns required to be prepared pursuant to Section 21;

          (ii) not commingle assets with those of any other Person, including Members and segregate or otherwise identify its assets and liabilities from those of any other Person including Members;

          (iii) conduct its own affairs in its own name and maintain its operational documents separate from those of any other Person;

          (iv) maintain and periodically prepare financial statements separate from those of any other Person;

          (v) observe all organizational formalities required by the Act, the Certificate of Formation and this Agreement;

          (vi) maintain its own bank accounts and separate books of account and use stationery. invoices, checks, purchase orders, work orders and statements separate from those of all other Persons; and

          (vii) hold itself out as an entity separate from all other Persons.

         SECTION 5. Term. The term of the Company began upon the filing of the Certificate of Formation with the Secretary and shall continue until the earlier of (a) December 31, 2050 or (b) the date as of which the Company is dissolved in accordance with this Agreement or by law.

         SECTION 6. Principal Place of Business. The principal place of business of the Company shall be located at 125 Park Avenue, New York, New York 10017. The Members may,


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from time to time change the principal place of business of the Company and/or establish additional places of business of the Company.

         SECTION 7. Registered Agent; Registered Office. The registered agent for the service of process shall be The Corporation Trust Company. The registered office in the State of Delaware shall be 1209 Orange Street, in the City of Wilmington, County of New Castle. The Members may from time to time. change the registered agent or office through appropriate filings with the Secretary.

         SECTION 8. Capital Contributions; No Withdrawal or Resignation.

         (a) Initial Capital Contributions. The Members are deemed admitted as the Members of the Company upon their execution and delivery of this Agreement. FUR acquired 100% of Membership Interests when the owners of 100% of the Membership Interests in the Company transferred 100% of the Membership Interests to FUR pursuant to the Assignments set forth on Schedule II to this Agreement.

         (b) Additional Contributions; Interest. No Member shall be obligated to make (nor shall any Member have the right to make without the consent of all Members) any additional Capital Contribution. No Member has any obligation to restore a deficit balance in such Member's Capital Account or to make, any contributions to the Company in order to restore such deficit balance. No Member shall be paid any interest or specified return on any Capital Contribution other than as provided herein.

         SECTION 9. Distributions. Net Cash Flow shall be distributed to the Members quarterly in accordance with their respective Membership Interests. Any other distributions of property, whether cash, securities or in kind, shall be distributed to the Members in accordance with their respective Membership Interests at such times and in such fashion as the Manager shall determine.

         SECTION 10. Allocations of Income and Losses.

         (a) Determination. All income, gains, losses and deductions of the Company (including each item of Company income gain, loss and deduction) shall be determined annually by the Manager or accountants designated by it in accordance with applicable federal income tax accounting rules.

         (b) Allocation. Except as otherwise provided in this Section 10, for each Company fiscal year, items of income, gain, loss, deduction, credit and tax preference shall be allocated among the Members in accordance with their respective Membership Interests.

         (c) Change in Membership Interests. If there is a change in any Member's Membership Interest during any year, allocations among the Members shall be made in accordance with their Membership Interests in the Company from time to time during such year in accordance with Section 706 of the Code using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company for the

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entire year, and over the portion of a year after such asset is placed in service by the Company if such asset is placed in service during the year.

         (d) Allocations of Nonrecourse Liabilities and Minimum Gain Chargeback. Allocations attributable to nonrecourse liabilities shall be made consistent with Section 1.704-2 of the Treasury regulations including the minimum gain chargeback requirement of Section 1.704-2(1) of the Treasury regulations.

         (e) State and Local Taxes. Items of income. gain. loss, deduction. credit and tax preference for state and local income tax purpose shall be allocated to and among the Members in a manner consistent with the allocation of such items for federal income tax purposes in accordance with the foregoing provisions of this Section 10.

         SECTION 11. Withholding. The Company is authorized to withhold from distributions to be made to a Member, or with respect to allocations to a Member and to pay over to a federal, state or local government, any amounts required to be withheld, pursuant to the Code or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this Section 11 for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company.

         SECTION 12. Books Records and Accounting.

         (a) Books and Records. The Company shall maintain complete and accurate books and records of the Company's business and affairs in accordance with generally accepted accounting principles. The books and records shall be maintained at the principal place of business of the Company and shall be accessible to the Members.

         (b) Fiscal Year Accounting. The Company's fiscal year shall be the calendar year. The accounting methods and principles to be followed by the Company shall be selected from time to time by the Manager, subject to the approval of a Majority Interest.

         (c) Access. Each Member shall have access, during normal business hours and upon reasonable notice to the Manager to the Company's books and records in accordance with the provisions of Section 18-305 of the Act.

         SECTION 13. Company Funds. The funds of the Company shall be deposited in such bank or other financial institution account or accounts or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Manager. All withdrawals from any such bank accounts shall be made only by the Manager or by individuals duly appointed by the Manager.

         SECTION 14. Management.

         (a) Manager Powers. The business of the Company shall be managed by or under the authority of the Manager, and the Company shall not have any employees. The Manager shall have all rights, powers and authority of a manager under the Act and as provided for in this


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Agreement. Subject to Section 14(d), the Manager shall have all rights, power and authority to do for, on behalf of and in the name of the Company all things that it deems necessary, proper or desirable to carry out its duties and responsibilities, including, without limitation:

          (i) acquire by purchase, lease, or otherwise, any real property constituting or related to the Properties;

          (ii) finance, improve, own, sell, convey or assign any real estate constituting or related to the Properties;

          (iii) borrow money for and on behalf of the Company, and, in connection therewith, mortgage or grant a security interest in all or any portion of the Company's assets;

          (iv) prepay, in whole or in part, refinance, amend, modify, or extend any mortgages, trust deeds or security agreements which may affect any asset of the Company and in connection therewith execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages, trust deeds or security agreements;

          (v) execute any and all other instruments and documents which may be necessary or in the opinion of the Manager desirable to carry out the intent and purpose of this Agreement and the purpose of the Company, including, without limitation, any registration statements, proxy statements, periodic reports or other related or similar documents required by applicable law in connection with any securities offerings;

          (vi) make any and all expenditures which the Manager, in its sole discretion, deems necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of its obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting, and other related expenses incurred in connection with the organization and financing and operating of the Company;

          (vii) appoint Persons to act on behalf of the Manager and the Company; and

          (viii) approve any non-budgeted expenditures.

         (b) Election. Mark Goldberg shall serve as Manager until resignation evidenced by mailing or delivering a written notice of resignation to the Company or removal in accordance with Section 14(c).

         (c) Removal. The Manager may be removed with cause by a Majority Interest. The Manager may be removed without cause by the unanimous vote of all Members. For purposes hereof. "cause" shall mean; (i) the Manager is convicted of fraud, theft, embezzlement or other felony; (ii) the Manager shall have materially breached any of the Manager's obligations under


                                        6

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this Agreement; and (iii) the willful misconduct or gross negligence of the
Manager in the performance of the Manager's duties hereunder.

         (d) Limitation on Powers. The Manager shall not have any power, right or authority to take any action in violation of Section 4(a) or 4(b) or to take any action requiring Member approval as set forth in Section 16 in the absence of the requisite Member approval.

         (e) Reimbursement. The Manager shall be reimbursed promptly by the Company for any reasonable out-of-pocket expenses incurred by the Manager on behalf of the Company but shall not otherwise receive any compensation as Manager hereunder unless approved in writing by a Majority Interest.

         SECTION 15. Meetings.

         (a) Meetings of Members. Meetings of Members for any proper purpose may be called at any time by any Member or Members whose Membership Interest equal or exceed 10% or by the Manager. Members may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Company shall give written notice of the date, time, place and purpose of any meeting to all Members at least ten (10) days and not more than sixty (60) days prior to the date fixed for the meeting. Notice may be waived by any Member.

         (b) Consent of Members. Any action required or permitted to be taken at any annual or special meeting of Members may be taken by the written consent of the Members entitled to vote holding the requisite Membership Interests without a meeting, without prior notice and without a vote. The written consent shall set forth the action so taken and counterparts thereof shall be furnished to all Members.

         SECTION 16. Voting.

         (a) Members. Except as set forth in Section 16(c), the affirmative vote or written consent of a Majority Interest shall decide all matters properly brought before the Members.

         (b) Voting. A Member may vote either in person or by written proxy or consent signed by the Member or by his duly authorized attorney in fact.

         (c) Actions Requiring Member Approval. Notwithstanding any other provision of this Agreement, (1) the affirmative vote or consent of a Majority Interest shall be required for the following actions:

          (i) The sale, exchange, mortgage, pledge, encumbrance, lease or other disposition or transfer of any Property or all or substantially all of the assets of the Company;

          (ii) The annual management plan and budget, including a cash management plan, of the Company;



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          (iii) Capital or operating expenditures by the Company in excess of
     $500,000 annually in the aggregate which are not provided for in the annual management plan and budget of the Company;

          (iv) The authorization of any action by the Company that, if taken, would result in FUR failing to qualify as a real estate investment trust under the Code; and

          (v) such other items as may be directed by the Members to the Manager in writing from time to time.

         (2) the unanimous approval of the Members shall be required for the following actions:

          (i) The dissolution or winding up of the Company;

          (ii) The merger or consolidation of the Company;

          (iii) Amendments to this Agreement or the Certificate of Formation;
     and

          (iv) The institution by the Company of (or consent or approval to) any proceeding in bankruptcy or any other insolvency or reorganization proceeding.

         SECTION 17. Limitation of Liability and Indemnification.

         (a) Limitation of Liability. The debts, obligations and liabilities of the Company, whether arising in contract. tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member or Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager. Further, this Agreement is made and executed on behalf of each Member by its officers duly authorized, and no director trustee, officer, employee, agent, stockholder or beneficiary of any such Member (or any Affiliate thereof) shall have any liability in his or its personal or individual capacity, but instead, all parties shall look solely to the property and assets of the Company for satisfaction of claims of any nature arising under or in connection with this Agreement.

         (b) Indemnification by the Company. The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, and hold harmless any Person who, at any time, was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such Person is or at any time was, a Member, Manager (including any executive officer or employee of the Manager) or officer of the Company (and the Company shall so indemnify a Person by reason of the fact that such Person is or at any time was an employee or agent of the Company or the Manager, served as signatory to any registration statement on behalf of the Company or is or, at any time, was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation,

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partnership, joint venture, trust or other enterprise), against any and all liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such action, suit or proceeding if such Person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction. or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption (a) that the Person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, or (b) with respect to any criminal action or proceeding, that the Person had reasonable cause to believe that his or her conduct was unlawful. "Other enterprise" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a Person with respect to an employee benefit plan; and references to serving at the request of the Company shall include, without limitation, any service as a Member, Manager, officer, employee or agent of the Company or any other entities in which it has ownership interest which imposes duties on, or involves services by, such Member, Manager, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries.

         (c) Expenses. Expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by any present or former Member, Manager (including any executive officer or employee of the Manager) or officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be promptly paid by the Company as incurred and in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of any present or former Member, Manager or officer to repay such amount if it shall ultimately be determined that such Member, Manager or officer is not entitled to be indemnified by the Company under this Section 17 or under any other contract or agreement between such Member, Manager or officer and the Company. Such expenses (including reasonable attorneys' fees) incurred by employees or agents of the Company shall be so paid upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Member deems appropriate.

         (d) Not Exclusive. The indemnification and advancement of expenses provided by this Section 17 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of Members or otherwise, both as to action in such Person's official capacity and as to action in another capacity while holding such office, and shall continue as to a Person who has ceased to be a Member, Manager, officer, employee or agent and shall inure to the benefit of the successors, assigns, heirs, executors and administrators of such a Person.

         (e) Insurance. The Company shall either purchase and maintain or cause to be purchased and maintained insurance on behalf of any Person who is or, at any time, was a Member, Manager, officer, employee or agent of the Company, or, at any time, was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such Person and incurred by such Person in any

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such capacity, or arising out of such Person's status as such, whether or not such Person would be entitled to indemnity against such liability under the provisions of this Section 17. Such insurance shall include a policy or policies of directors and officers liability coverage as are presently in effect for the Member and its Trustees and shall be maintained continuously in force during all periods in which such Person may be held liable and until the tolling of all applicable statutes of limitation with respect thereto.

         SECTION 18. Dissolution.

         The Company shall be dissolved and terminated upon the happening of first to occur of any of the following events:

         (a) The expiration of the term of the Company;

         (b) The approval or written consent of the Members as provided in
Section 16(c)(2)(i) for the dissolution or winding up of the Company;

         (c) The bankruptcy (as defined in Section 18.304 of the Act), death, insanity, retirement, resignation, expulsion, withdrawal or dissolution of the Manager; and

         (d) Judicial dissolution pursuant to the Act.

Notwithstanding anything to the contrary in this Agreement or in the Act, no Member or group of Members shall have any right to continue (or consent to continue) the Company upon any of the occurrences set forth in this Section 18 and upon any such occurrence the Company shall immediately and automatically dissolve and terminate.

         SECTION 19. Winding Up and Distribution of Assets.

         (a) Winding Up. If the Company is dissolved, the Manager shall wind up the affairs of the Company.

         (b) Distribution of Assets. Upon the winding up of the Company, the Manager shall payor make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent conditional, or unmatured claims and obligations that are known to the Manager but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in fun and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed as follows:

          (i) First. to creditors, including Members in their capacities as creditors, in the order of priority as provided by law; and

          (ii) Second. the balance to Members in accordance with their respective Membership Interests



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         SECTION 20. Conflict of Interest. No Member or Manager shall be required to act hereunder as its sole and exclusive business activity and any Member or Manager may have other business interests and engage in other activities in addition to those relating to the Company. Neither the Company nor any Member or Manager shall have any right by virtue of this Agreement in or to any other interests or activities or to the income or proceeds derived therefrom. A Member or Manager may transact business with the Company and, subject to applicable laws, has the same rights and obligations with respect thereto as any other Person. No transaction between a Member or Manager and the Company shall be voidable solely because a Member or Manager has a direct or indirect interest in the transaction if the transaction is on an arms'-length basis to the Company.

         SECTION 21. Taxation.

         (a) Status of the Company. The Members acknowledge that this Agreement creates a partnership for federal and state income tax purposes (and only for such purposes), and hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

         (b) Tax Elections. The Manager shall, upon the written request of any Member benefitted thereby, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law. The Manager shall have the authority to make all other Company elections permitted under the Code, including elections of methods of depreciation.

         (c) Company Tax Returns. The Manager shall cause the necessary federal income and other tax returns and information returns far the Company to be prepared. Each Member shall provide such information, if any, as may be needed by the Company for purposes of preparing such tax returns and information returns. The Manager shall deliver to each Member within seventy-five (75) days after the end of each fiscal year a copy of the federal income tax returns for the Company as filed with the appropriate taxing authorities, and upon the written request of any Member, a copy of any state and local income tax return as filed.

         (d) Tax Audits.

          (i) FUR shall be the Company's tax matters partner within the meaning of Section 6231(a)(7) of the Code (the "Tax Matters Member") with respect to federal income tax audits. If at any time the Tax Matters Member cannot or elects not to serve as the Tax Matters Member, or is removed by the Members as the Tax Matters Member, a Majority Interest shall select another Member to be the Tax Matters Member. The Tax Matters Member, as an authorized representative of the Company, shall direct the defense of any claims made by the IRS to the extent that such claims relate to the adjustment of Company items at the Company level. The Tax Matters Member shall promptly deliver to each Member a copy of any notice of beginning of administrative proceedings or any report explaining the reasons for a proposed adjustment received from the IRS relating to or potentially resulting in an adjustment of

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

     Company items. The Tax Matters Member shall, unless a Majority Interest consents to the contrary, diligently and in good faith contest any proposed adjustment of a Company item that principally affects the Members at the administrative and judicial levels, including, if appropriate or if requested by a Majority Interest, appealing any adverse judicial decision, and shall consider in good faith any suggestions made by any Member or its counsel regarding the conduct of such administrative or judicial proceedings. The Tax Matters Member shall keep each Member advised of all material developments with respect to any proposed adjustment that comes to its attention, including, without limitation, the scheduling of all conferences and substantive telephone calls with the IRS. Each Member shall be entitled, at the Company's expense, to attend all meetings with the IRS and to review in advance any material written information (including, without limitation, any pleadings, memoranda or similar items) to be submitted to the IRS. Without first obtaining the consent of a Majority Interest, the Tax Matters Member shall not, with respect to any proposed adjustment of a Company item that materially and adversely affects any Member, (A) enter into a settlement agreement that purports to bind Members other than the Tax Matters Member (including, without limitation, any stipulation consenting to an entry of decision by any tax court), or (B) enter into an agreement or stipulation extending the statute of limitations.

          (ii) The Company shall promptly deliver to each Member a copy of an notices, communications, reports or writings of any kind with respect to income or similar taxes received from any state or local taxing authority relating to the Company that might materially and adversely affect each Member, and shall keep such Members' advised of all material developments with respect to any proposed adjustment of Company items that come to its attention.

          (iii) Each Member shall continue to have the rights described in this
     Section 21(d) with respect to tax matters relating to any period during which it was a Member, whether or not it is a Member at the time of the tax audit or contest.

         SECTION 22. Miscellaneous.

         (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

         (b) Binding Effect. Except as otherwise specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators. executors, successors and assigns.

         (c) Pronouns and Number. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

         (d) Captions. Captions or section headings contained in this Agreement are inserted only as a matter of convenience and in no way define limit or extend the scope or intent of this Agreement or any provision hereof.

         (e) Enforceability. If any provision of this Agreement, or the application of the provision to any Person or circumstance shall be held invalid, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those with respect to which it is held invalid, shall not be affected thereby. To the extent any provision of this Agreement is prohibited or ineffective under the Act, this Agreement shall be considered amended to the smallest degree possible in order to make this Agreement effective under the Act. In the event the Act is subsequently amended or interpreted in such a way to make any provision of this Agreement that was formerly invalid valid, such provision shall be considered to be valid from the effective date of such interpretation or amendment.

         (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but an of which shall constitute one and the same instrument.

         (g) Notices. Any notices permitted or required under this Agreement shall be deemed to have been given when delivered in person, by facsimile transmission or by courier or three (3) days after being deposited in the United States mail, postage prepaid, and addressed to the Company at its principal place of business and to any Member at the address reflected on the books and records of the Company.

         (h) Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes all prior understandings or agreements between the parties with respect to such matters. This Agreement, including all schedules hereto, may only be amended, modified or supplemented by unanimous written consent of the Members.

         (i) Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement. Each Member shall execute all such certificates and other documents and shall do all such filing. recording, publishing, and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

         (j) Third Parties. Nothing in this Agreement, whether express or implied, shall be construed to give any Person other than a Member or the Company any legal or beneficial or other equitable right remedy or claim under or in respect of this Agreement, any covenant, condition, provision or agreement contained herein or the property of Company.

         (k) Facsimile Signatures. The facsimile signature of any Manager or Member may be used at all times and for all purposes in place of an original signature.

         (l) Reliance on Books, Reports and Records. Unless it has knowledge concerning the matter in question which makes his reliance unwarranted, each Manager and Member shall, in the performance of its duties hereunder, be entitled to rely on information, opinions, reports or statements, including, without limitation, financial statements and other financial data, if prepared or presented by one or more employees of the Company, the Company's affiliates or by legal counsel, accountants or other Persons as to matters such Manager or Member reasonably believes to be within such Person's professional or expert competence.

         (m) Time Periods. In applying any provision of this Agreement which requires that an act be done in or not done in a specified number of days prior to an event or that an act be done during a period of a specified number of days, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

         (n) Waiver. No failure by any Manager or Member to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

         IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first set forth above.

                                 FIRST UNION REAL ESTATE EQUITY AND
                                 MORTGAGE INVESTMENTS



                                 By_____________________________________________
                                      Neil Koenig, Interim Chief Financial
                                        Officer and Secretary


                                 SOUTHWEST SHOPPING CENTERS CO. II,  L.L.C.


                                 By: _________________________________________
                                      Mark Goldberg, Manager

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

                                   SCHEDULE I

                                     MEMBERS

                                                                 Membership
                                                                 ----------
Name and Address                                            Percentage Interest
----------------                                            -------------------

First Union Real Estate Equity                                      100%
and Mortgage Investments
125 Park Avenue
New York, New York 10017

                                   SCHEDULE II

Assignment dated as of March 31, 2000, by Southwest Shopping Centers Co. I, L.L.C. to First Union Southwest L.L.C.

Assignment dated as of March 31, 2000, by First Union Southwest L.L.C. to First Southwest I, Inc.

Assignment dated as of March 31, 2000, by First Union Southwest L.L.C. to FUR

Assignment dated as of March 31, 2000, by First Southwest I, Inc. to FUR

Assignment dated as of March 31, 2000, by First SW II, L.L.C. to First Southwest II, Inc.

Assignment dated as of March 31, 2000, by First Southwest II, Inc. to FUR




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